EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
REPORTS SECOND QUARTER NET INCOME OF $1.15 PER DILUTED SHARE
ON SALES OF $1.24 BILLION

GLENVIEW, IL, July 25, 2006 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today reported results for the quarter ended June 30, 2006.

Second Quarter Highlights

•	Record quarterly sales of $1.24 billion, including a combined $74.8 million from the acquisitions of Infast Group plc (“Infast”) in July 2005 and IMS, Inc. (“IMS”) in May 2006, rose 32 percent compared to sales of $936.1 million in the year ago quarter.

•	Record quarterly operating income of $91.0 million reflected a 97 percent increase from the $46.2 million reported in the second quarter of 2005.

•	Net income in the quarter increased 102 percent, to $49.4 million, from $24.4 million in last year’s second quarter.

•	Diluted earnings per share rose 89 percent to $1.15 per share from 61 cents per share in the prior year quarter.

•	Second quarter copper prices averaged $3.39 per pound versus $1.53 per pound in the year ago quarter. This increase added an estimated $48 million to sales, $16 million to operating profits, $10 million to net income and 24 cents to earnings per share as compared to the year ago quarter.

Financial Highlights
(In millions, except per share amounts)

		Three Months Ended					Six Months Ended
		June 30,		July 1,	Percent		June 30,		July 1,	Percent
		2006		2005	Change		2006		2005	Change
Net Sales	$	1,239.8	$	936.1	32%	$	2,310.3	$	1,812.6	27%
Operating Income	$	91.0	$	46.2	97%	$	150.6	$	85.8	75%
Net Income	$	49.4	$	24.4	102%	$	80.7	$	44.8	80%
Diluted Earnings Per Share	$	1.15	$	0.61	89%	$	1.89	$	1.12	69%
Diluted Weighted Shares		42.9		40.1	7%		42.6		40.7	5%

Robert Grubbs, President and CEO, said, “We were very pleased with our results, with sales in the most recent quarter reflecting a significant acceleration of the trends of the past several quarters. We experienced very solid, broad-based sales growth in nearly all of the end markets we serve and we made continued progress on our initiatives to grow our security business and supply chain service offerings. Second quarter growth was particularly strong in the electrical and electronic wire & cable market due to strong end-market customer demand, global expansion of the markets served and higher copper prices. Our success in these areas during the second quarter led to record quarterly sales and operating performance for the company.”
Second Quarter Results

For the three-month period ended June 30, 2006, sales of $1.24 billion produced net income of $49.4 million, or $1.15 per diluted share. Included in the current year’s second quarter results were sales of $74.8 million from the Infast and IMS acquisitions, which were completed in July 2005 and May 2006, respectively. In the prior year period, sales of $936.1 million generated net income of $24.4 million, or 61 cents per diluted share.

Operating income in the second quarter increased 97 percent to $91.0 million as compared to $46.2 million in the year ago quarter. For the latest quarter, operating margins were 7.3 percent as compared to 4.9 percent in the second quarter of 2005.

First Half 2006 Results

For the six-month period ended June 30, 2006, sales of $2.31 billion produced net income of $80.7 million, or $1.89 per diluted share. Included in the 2006 six-month results were sales of $144.9 million related to the acquisitions of Infast and IMS. In the prior year period, sales of $1.81 billion produced net income of $44.8 million or $1.12 per diluted share.

Operating income in the first six months of fiscal 2006 increased 75 percent to $150.6 million as compared to $85.8 million in the year ago period. Operating margins in the first six months of 2006 were 6.5 percent as compared to 4.7 percent in the prior year period.

Second Quarter Sales Trends

Commenting on second quarter sales trends, Grubbs said, “Sales in the second quarter grew at a 23 percent organic rate year-over-year after adjusting for the Infast and IMS acquisitions and the favorable foreign exchange impact of $14.0 million on second quarter sales. This was one of the highest quarterly organic growth rates in the company’s history, even after allowing for sharply higher copper prices, and clearly exceeded our target organic growth rate of 8 to 12 percent.”

Grubbs continued, “The factors driving our strong organic growth were consistent with those we have seen the past few quarters, although at a significantly accelerated pace. In the most recent quarter, we saw very strong growth in larger project business particularly as it relates to data center builds in the enterprise cabling market and with natural resources customers within our electrical and electronic wire & cable market. At the same time, we have seen continued strong growth in security product sales. Lastly, rising copper prices again contributed to our organic growth in the most recent quarter. During the quarter, market-based copper prices averaged approximately $3.39 per pound, compared to $1.53 per pound in the year ago second quarter and $2.25 per pound in the first quarter of 2006. We estimate that the higher copper prices accounted for an estimated $48 million of our year-on-year increase in sales within the electrical wire & cable market in the second quarter. Taking the impact of copper prices, acquisitions and foreign exchange out of the mix, however, we were still able to grow by nearly 18 percent over the prior year second quarter.”

“Specifically, in North America we saw year-on-year sales grow by 31 percent to $922.7 million in the most recent quarter. In addition to strong end-market demand, North American sales were up $14.7 million due to the stronger Canadian dollar, $9.4 million due to the acquisitions of Infast and IMS, and an estimated $43 million due to higher copper prices,” commented Grubbs. “Outside of North America, we saw sales climb by 46 percent in Europe as compared to the year ago quarter. The major factor driving European sales growth, with exchange rate differences in the quarter being immaterial, was the July 2005 acquisition of Infast, which added $65.5 million to European sales in the quarter. Adjusting for the Infast sales, European sales grew by 6 percent as compared to the year ago quarter. Most of the increase is attributable to a combination of market share gains and higher copper prices, which added an estimated $5 million to sales in the electrical wire & cable business in that area.”

“In the emerging markets of Latin America and Asia Pacific, we saw a 13 percent increase in year-on-year sales, with a negligible impact from currency exchange rate effects. The primary driver of the overall revenue increase was very strong year-on-year sales growth of 29 percent in Asia Pacific,” continued Grubbs.

Second Quarter Operating Results

“As a result of very strong sales growth, second quarter operating margins were a record 7.3 percent as compared to 4.9 percent in the year ago period,” said Grubbs. “In North America, the 31 percent sales growth resulted in better operating leverage that generated operating margins of 8.3 percent as compared to 5.4 percent in the prior year second quarter. While strong market conditions and market share gains were the primary drivers of the sales growth and improved profitability, copper prices also played a major part in the strong second quarter operating results in North America. Record copper prices added an estimated $43 million to the sales of our North American electrical wire & cable sales. At the same time, the quick run-up in copper prices during the quarter significantly raised gross margins on electrical wire & cable sales from the sell-through of lower cost inventory. All in all, this year’s second quarter North American operating profits benefited by an estimated $15 million due to the volume effects of higher copper prices combined with the gross margin effects.”

Grubbs added, “In Europe, operating margins in the most recent quarter were 4.3 percent as compared to 3.4 percent in the year ago quarter. This improvement reflects a combination of organic sales growth, tight controls that resulted in a reduction of expenses, excluding expenses from the acquired Infast operations and an estimated $1 million benefit from higher copper prices. Organic sales growth in Europe continues to be a challenge given general economic conditions. Nonetheless, we were encouraged by the results in the most recent quarter because we achieved not only year-on-year sales growth but also significant quarter-on-quarter organic sales growth in our largest end market – enterprise cabling and security solutions.”

“Operating margins in the Emerging Markets in the second quarter were 5.5 percent as compared to 4.4 percent in the year ago quarter. Continued sales growth throughout these markets has allowed us to better leverage infrastructure costs and improve operating margins,” added Grubbs.

Cash Flow and Leverage

“Given the incremental working capital requirements that accompany strong organic sales growth, as expected we reported negative cash flow from operations in the second quarter of $52.5 million,” said Dennis Letham, Senior Vice President-Finance. “When the second quarter negative cash flow is combined with the positive cash flow from operations in the first quarter, our year-to-date cash flow from operations is a negative $39.6 million. Despite the incremental borrowings to support the increased sales-volume-driven working capital requirements and to fund the purchase of IMS, strong net income performance has created a slight reduction of our debt-to-total capital leverage ratio from 47.0 percent at year-end to 46.2 percent at the end of the second quarter.”

“For the second quarter our weighted average cost of borrowed capital was 5.3 percent compared to 5.1 percent in the year ago quarter. At the end of the second quarter, 66 percent of our total borrowings of $704.4 million were fixed, either by the terms of the borrowing agreements or through hedging arrangements. We had $230.2 million of available, unused credit facilities at June 30, 2006. These available, unused credit facilities provide us with the resources to support continued strong organic growth and to pursue other strategic alternatives, such as acquisitions, in the coming quarters.”

Business Outlook

Grubbs concluded, “The first half of 2006 has been a record-setting period of revenue growth and operating profitability for Anixter. This record performance is the result of strong underlying market fundamentals, solid progress on our strategic initiatives to build our security business, additions to our supply chain services offering, expansion of our product offering and the benefits of increased copper prices. As we enter the second half of the year, our ability to continue to execute our strategic initiatives, together with further progress on the integration of recent acquisitions, will be the keys to our success in the coming quarters. Matching our revenue growth rate from the second quarter is unlikely; however, assuming a reasonable level of successful execution on our part and barring a dramatic drop in copper prices or significant overall economic softening, we do expect to generate solid year-on-year earnings growth resulting from organic revenue growth that will likely exceed our annual target of 8 to 12 percent through the balance of the year.”

Second Quarter Earnings Report

Anixter will report results for the 2006 second quarter on Tuesday, July 25, 2006, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 325,000 products and over $800 million in inventory, 3) 204 warehouses with more than 5 million square feet of space, and 4) locations in 227 cities in 46 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations
	13 Weeks Ended		26 Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2006	2005	2006	2005
(In millions, except per share amounts)
Net sales	$1,239.8	$936.1	$2,310.3	$1,812.6
Cost of goods sold	932.7	713.6	1,746.0	1,377.7

Gross profit	307.1	222.5	564.3	434.9
Operating expenses	215.0	175.5	411.7	347.6
Amortization of intangibles	1.1	0.8	2.0	1.5

Operating income	91.0	46.2	150.6	85.8
Interest expense	(9.0)	(6.8)	(17.5)	(12.0)
Extinguishment of debt	¯	(1.2)	¯	(1.2)
Other, net	(1.5)	(0.3)	(1.6)	(2.0)

Income before income taxes	80.5	37.9	131.5	70.6
Income tax expense	31.1	13.5	50.8	25.8

Net income	$49.4	$24.4	$80.7	$44.8

Net income per share:
Basic	$1.27	$0.64	$2.08	$1.19
Diluted	$1.15	$0.61	$1.89	$1.12
Average shares outstanding:
Basic	39.0	37.8	38.8	37.7
Diluted	42.9	40.1	42.6	40.7
Geographic Segments
Net sales:
North America	$922.7	$703.8	$1,701.5	$1,354.7
Europe	240.7	164.7	460.1	333.0
Asia Pacific and Latin America	76.4	67.6	148.7	124.9

	$1,239	$936.1	$2,310.3	$1,812.6

Operating income:
North America	$76.3	$37.8	$123.2	$69.9
Europe	10.5	5.5	17.9	11.6
Asia Pacific and Latin America	4.2	2.9	9.5	4.3

	$91.0	$46.2	$150.6	$85.8

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	June 30,	December 30,
	2006	2005
(In millions)
Assets
Cash and cash equivalents	$20.9	$21.8
Accounts receivable, net	919.6	772.3
Inventories	806.5	711.5
Deferred income taxes	17.8	16.5
Other current assets	14.9	14.6

Total current assets	1,779.7	1,536.7
Property and equipment, net	56.1	53.1
Goodwill	345.2	320.2
Other assets	111.5	102.1

	$2,292.5	$2,012.1

Liabilities and Stockholders’ Equity
Accounts payable	$519.1	$436.0
Accrued expenses	178.7	168.1

Total current liabilities	697.8	604.1
5.95% Senior notes	200.0	200.0
Revolving lines of credit	177.9	139.3
Borrowings under securitization facility	165.0	130.0
3.25% zero coupon convertible notes	158.4	155.8
Other liabilities	72.7	76.5

Total liabilities	1,471.8	1,305.7
Stockholders’ equity	820.7	706.4

	$2,292.5	$2,012.1